As filed with the Securities and Exchange Commission on May 5, 2023
Registration No. 333-270579

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PERIMETER SOLUTIONS, SA
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	98-1632942
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
12E rue Guillaume Kroll, L-1882 Luxembourg Grand Duchy of Luxembourg 352 2668 62-1 (314) 396-7343
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Haitham Khouri 8000 Maryland Avenue Suite 350 Clayton, Missouri 63105 (314) 396-7343
(Address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Flora R. Perez, Esq. Greenberg Traurig, P.A. 401 East Las Olas Boulevard Suite 2000 Fort Lauderdale, FL 33301 (954) 765-0500

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐
The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

ACTIVE 683272938v7

EXPLANATORY NOTE
This registration statement is being filed by the registrant to register, among other things, the (i) issuance of 8,460,860 of the registrant’s ordinary shares that may be issued upon exercise of warrants to purchase the registrant’s ordinary shares and (ii) resale of up to 76,527,200 of the registrant’s ordinary shares issued pursuant to subscription agreements with certain institutional investors, certain individual accredited investors, and certain members of management and directors of the registrant, which were registered for resale and remain unsold under the registrant’s Registration Statement on Form S-1 (File No. 333-260798), which was initially declared effective by the U.S. Securities and Exchange Commission on November 12, 2021.
i

SUBJECT TO COMPLETION, DATED MAY 5, 2023
PRELIMINARY PROSPECTUS
Perimeter Solutions, SA
8,460,860 Ordinary Shares and
126,097,150 Ordinary Shares Offered by Selling Securityholders
This prospectus relates to (i) the issuance by us of 8,460,860 of our ordinary shares having a nominal value of $1.00 per share (the “Ordinary Shares”) that may be issued upon the exercise of warrants to purchase Ordinary Shares at an exercise price of $12.00 (the “Warrants”) and (ii) the offer and sale from time to time by certain selling securityholders named herein (the “Selling Securityholders”), or their permitted transferees, of 126,097,150 Ordinary Shares, consisting of (a) up to 76,527,200 Ordinary Shares issued in a private placement pursuant to subscription agreements with certain institutional investors, investors affiliated with SK Invictus Holdings S.à.r.l. (“SK Holdings”), certain individual accredited investors, and certain members of our management and our directors in connection with the business combination among us, EverArc Holdings Limited (“EverArc”), SK Invictus Intermediate S.à r.l., EverArc (BVI) Merger Sub Limited and SK Holdings (the “Business Combination”) completed on November 9, 2021, (b) up to 15,036,731 Ordinary Shares issued or issuable to EverArc Founders, LLC (“Founder”) as payment for all or a portion of the fixed annual advisory fees payable to Founder pursuant to the terms of the Advisory Services Agreement dated December 12, 2019, by and between EverArc and Founder, assumed by us on November 9, 2021 (the “Founder Advisory Agreement”), and (c) up to 34,533,219 Ordinary Shares issued or issuable to Founder as payment for all or a portion of the variable annual advisory fees payable to Founder pursuant to the terms of the Founder Advisory Agreement. The Business Combination is described in greater detail in this prospectus. See “Prospectus Summary – Business Combination.”
If any Warrants are exercised, we will receive proceeds from the exercise of such Warrants. We will not receive any proceeds from the sale of Ordinary Shares by the Selling Securityholders pursuant to this prospectus. However, we will pay the expenses associated with the sale of Ordinary Shares pursuant to this prospectus, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.
Our registration of the Ordinary Shares covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the Ordinary Shares. The Selling Securityholders may offer and sell the Ordinary Shares covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the Ordinary Shares in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Ordinary Shares are listed on the New York Stock Exchange under the symbol “PRM”. On May 4, 2023, the closing price of our Ordinary Shares was $7.18 per share.
Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6 of this prospectus. You should carefully read and consider these risk factors and the risk factors included in the reports that we file under the Securities Exchange Act of 1934, as amended, in any prospectus supplement relating to specific offerings of securities and in other documents that we file with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 5, 2023

Table of Contents

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we are filing with the U.S. Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, the selling securityholders named in this prospectus (the “Selling Securityholders”) may, from time to time, issue, offer and sell, as applicable, the securities described in this prospectus in one or more offerings. The Selling Securityholders may, from time to time, use the shelf registration statement to sell up to an aggregate of 126,097,150 Ordinary Shares, through any means described in the section entitled “Plan of Distribution.”
A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”
Unless otherwise indicated or the context otherwise requires, when used in this prospectus, the term “Perimeter”, “we,” “our” and “us” refer to Perimeter Solutions, SA and our subsidiaries.

PROSPECTUS SUMMARY
Overview
We are a public company limited by shares (société anonyme) under the laws of the Grand Duchy of Luxembourg and registered with the Luxembourg trade and companies register (Registre de Commerce et des Sociétés, Luxembourg) under number B 256.548.
We are organized and managed in two reporting segments: Fire Safety and Specialty Products (formerly Oil Additives). Approximately 74% of our 2022 annual revenues were derived in the United States, approximately 15% in Europe, approximately 5% in Canada and approximately 2% in Mexico. The approximately 4% of remaining revenues in 2022 was spread across various other countries.
The Fire Safety segment is a formulator and manufacturer of fire management products that help our customers combat various types of fires, including wildland, structural, flammable liquids and other types of fires. Our Fire Safety segment also offers specialized equipment and services, typically in conjunction with its fire management products, to support its customers’ firefighting operations. Our specialized equipment includes air base retardant storage, mixing, and delivery equipment; mobile retardant bases; retardant ground application units; mobile foam equipment; and equipment that we custom design and manufacture to meet specific customer needs. Our service network can meet the emergency resupply needs of over 150 air tanker bases in North America, as well as many other customer locations globally. The segment is built on the premise of superior technology, exceptional responsiveness to our customers’ needs, and a “never-fail” service network. Significant end markets primarily include government-related entities and are dependent on approvals, qualifications, and permits granted by the respective governments and commercial customers around the world.
In June 2022, the Oil Additives segment, which produces and sells Phosphorus Pentasulfide (“P2S5”), was renamed the Specialty Products segment to better reflect the current and expanding applications for P2S5 in several end markets and applications, including lubricant additives, various agricultural applications, various mining applications, and emerging electric battery technologies. Within the lubricant additive end market, our largest end market application as of September 30, 2022, P2S5, is primarily used in the production of a family of compounds called Zinc Dialkyldithiophosphates (“ZDDP”), which is considered an essential component in the formulation of engine oils with its main function to provide anti-wear protection to engine components.
Our registered office is 12E rue Guillaume Kroll, L-1882 Luxembourg, Grand Duchy of Luxembourg. Our investor relations website is located at www.perimeter-solutions.com. Information contained in, or accessible through, our website is not a part of, and is not incorporated into, this prospectus.
The Business Combination
On November 9, 2021, we consummated a business combination by and among us, EverArc Holdings Limited, a company limited by shares incorporated with limited liability in the British Virgin Islands (“EverArc”), SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“SK”), EverArc (BVI) Merger Sub, a company limited by shares incorporated with limited liability under the laws of the British Virgin Islands (“Merger Sub”), and SK Invictus Intermediate S.à r.l., a limited liability company (société à responsabilité limitée) governed by the laws of the Grand Duchy of Luxembourg (“SK Holdings”) (the “Business Combination”). In connection with the Business Combination, (a) Merger Sub merged with and into EverArc, with EverArc surviving such merger as a direct wholly-owned subsidiary of Perimeter (the “Merger”), (b) in the context of such Merger, all Ordinary Shares of EverArc outstanding immediately prior to the Merger were exchanged for Ordinary Shares of Perimeter, (c) SK Holdings (i) contributed a portion of its Ordinary Shares in SK to Perimeter in exchange for 10,000,000 preferred shares of Perimeter valued at $100 million and (ii) sold its remaining Ordinary Shares in SK to Perimeter for approximately $1.9 billion in cash subject to certain customary adjustments for working capital, transaction expenses, cash and indebtedness (which amounted to approximately $600 million in the aggregate), and (d) all of the outstanding EverArc warrants, in each case, entitling the holder thereof to purchase one-fourth of an EverArc ordinary share at an exercise price of $12.00 per whole EverArc ordinary share, were converted into the right to purchase one-fourth of an Ordinary Share of Perimeter on substantially the same terms as the EverArc warrants.

In connection with the execution of the Business Combination Agreement, EverArc, SK Holdings and Perimeter entered into separate subscription agreements with a number of institutional investors, investors affiliated with SK Holdings and individual accredited investors (collectively, the “EverArc Subscribers”), pursuant to which the EverArc Subscribers agreed to purchase an aggregate of 115,000,000 EverArc ordinary shares at $10.00 per share which were converted into Ordinary Shares in connection with the closing of the Business Combination. In addition, members of management of SK (collectively, the “Management Subscribers”) purchased an aggregate of 1,104,810 Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination and certain directors of Perimeter, together with the EverArc Subscribers and Management Subscribers, purchased an aggregate of 200,000 Ordinary Shares at $10.00 per share in connection with the closing of the Business Combination.
Pursuant to the subscription agreements, we agreed to register the Ordinary Shares issued thereunder for resale.
The Founder Advisory Agreement
On December 12, 2019, EverArc entered into the Founder Advisory Agreement (the “Founder Advisory Agreement”) with EverArc Founders, LLC, a Delaware limited liability company (the “Founder”), which is owned and operated by William N. Thorndike, Jr., W. Nicholas Howley, Tracy Britt Cool, Vivek Raj and Haitham Khouri. Under the Founder Advisory Agreement, the Founder agreed (i) to assist with identifying target opportunities, due diligence, negation, documentation and investor relations with respect to the Business Combination, and (ii) to provide strategic and capital allocation advice and such services as may from time to time be agreed following the Business Combination. The rights and obligations of EverArc under the Founder Advisory Agreement were assigned to, and assumed by, Perimeter in connection with the closing of the Business Combination.
In exchange for the services provided thereunder, the Founder is entitled to receive both a fixed amount (“Fixed Annual Advisory Amount”) and a variable amount (the “Variable Annual Advisory Amount”) until the years ending December 31, 2027, and 2031, respectively.
The Fixed Annual Advisory Amount will be equal to 2,357,061 Ordinary Shares (1.5% of 157,137,410 Ordinary Shares outstanding as of November 9, 2021) for each year through December 31, 2027. The Variable Annual Advisory Amount for each year through December 31, 2031 is based on the appreciation of the market price of Ordinary Shares if such market price exceeds certain trading price minimums at the end of each reporting period and is valued using a Monte Carlo simulation model.
For 2021, the average market price used to calculate the Variable Annual Advisory Amount and Fixed Annual Advisory Amount pursuant to the terms of the Founder Advisory Agreement was $13.63 per Ordinary Share, resulting in a (i) Variable Annual Advisory Amount for 2021 of 7,525,906 Ordinary Shares (the “2021 Variable Amount”) and (ii) Fixed Annual Advisory Amount of 2,357,061 Ordinary Shares (the “2021 Fixed Amount” and together with the 2021 Variable Amount, the “2021 Advisory Amounts”). Per the Founder Advisory Agreement, the Founder elected to receive approximately 60% of the 2021 Advisory Amounts in Ordinary Shares (5,952,992 Ordinary Shares). On February 15, 2022, Perimeter issued 5,952,992 Ordinary Shares and paid $53.5 million in cash in satisfaction of 2021 Advisory Amounts.
For 2022, the Founder was entitled to a Fixed Annual Advisory Amount equal to 2,357,061 Ordinary Shares (the "2022 Advisory Amount"). Per the Founder Advisory Agreement, the Founder elected to receive approximately 78% of the 2022 Advisory Amount in Ordinary Shares (1,831,653 Ordinary Shares). On February 15, 2023, Perimeter issued 1,831,653 Ordinary Shares and paid $4.7 million in cash in satisfaction of 2022 Advisory Amounts. The Founder did not receive any Variable Annual Advisory Amount for 2022.

THE OFFERING

Issuance of Ordinary Shares
Ordinary Shares Offered Hereunder	8,460,860 Ordinary Shares issuable upon the exercise of Warrants.
Resale of Ordinary Shares
Ordinary Shares Offered by the Selling Securityholders
Up to 76,527,200 Ordinary Shares issued pursuant to subscription agreements with institutional and accredited investors, members of management of SK and directors of Perimeter.
Up to 15,036,731 Ordinary Shares issued or issuable to Founder as payment for all or a portion of the Fixed Annual Advisory Amount payable to Founder pursuant to the terms of the Founder Advisory Agreement.
Up to 34,533,219 Ordinary Shares issued or issuable to Founder as payment for all or a portion of the Variable Annual Advisory Amount payable to Founder pursuant to the terms of the Founder Advisory Agreement.

Use of proceeds
We will receive up to an aggregate of $101,530,320 if all of the Warrants are exercised, to the extent such Warrants are exercised for cash. If the market price for our Ordinary Shares does not increase from current levels ($7.18 as of May 4, 2023), there is a small likelihood that any of the Warrants will be exercised. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan, although we believe we can fund our operations and business plan with cash on hand. We will not receive any proceeds from the sale of the Ordinary Shares to be offered by the Selling Securityholders under this prospectus.

Ticker symbols	Our Ordinary Shares trade on the NYSE under the ticker symbols “PRM”.
Risk Factors	Investing in our securities involves risks that are described in the “Risk Factors” section beginning on page 6.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:
•the benefits from the Business Combination;
•our ability to maintain the listing of the Ordinary Shares on the NYSE;
•Perimeter’s future financial performance, including any expansion plans and opportunities;
•Perimeter’s success in retaining or recruiting, or changes required in, its officers, key employees or directors;
•expectations concerning sources of revenue;
•expectations about demand for fire retardant products, equipment and services;
•the size of the markets in which we compete and potential opportunities in such markets;
•our ability to foster highly responsive and collaborative relationships with existing and potential customers and stakeholders;
•expectations concerning certain of our products’ ability to protect life and property as population settlement locations change;
•expectations concerning the markets in which we will operate in the coming years;
•our ability to maintain a leadership position in any market;
•the expected outcome of litigation matters and the effect of such claims on business, financial condition, results of operations or cash flows;
•our ability to increase the size of our selling, general and administrative functions to support the growth of our business and whether administrative expenses will decrease as a percentage of revenue over time; and
•expectations about our compensation policies.
These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause our actual results to differ include:
•the direct and indirect adverse impact of the novel strain of coronavirus, SARS-CoV-2, which causes COVID-19 (“COVID-19”) on the global economy and the related governmental regulations and restrictions;
•the impact of the conflict in Ukraine on the global economy and our business;
•negative or uncertain worldwide economic conditions;
•volatility, seasonality and cyclicality in the industries in which we operate;
•our ability to realize the strategic and financial benefits of the Business Combination;
•our substantial dependence on sales to the U.S. Department of Agriculture Forest Service and the state of California and the risk of decreased sales to these customers;

•changes in the regulation of the petrochemical industry, a downturn in the lubricant additives and/or fire retardant end markets or our failure to accurately predict the frequency, duration, timing, and severity of changes in demand in such markets;
•changes in customer relations or service levels;
•a small number of our customers represent a significant portion of our revenue;
•failure to continuously innovate and to provide products that gain market acceptance, which may cause us to be unable to attract new customers or retain existing customers;
•improper conduct of, or use of our products, by employees, agents, government contractors or collaborators;
•changes in the availability of products from our suppliers on a long-term basis;
•production interruptions or shutdowns, which could increase our operating or capital expenditures or negatively impact the supply of our products resulting in reduced sales;
•changes in the availability of third-party logistics suppliers for distribution, storage and transportation;
•increases in supply and raw material costs, supply shortages, long lead times for components or supply changes;
•adverse effects on the demand for our products or services due to the seasonal or cyclical nature of our business or severe weather events;
•introduction of new products, which are considered preferable, which could cause demand for some of our products to be reduced or eliminated;
•current ongoing and future litigation, including multi-district litigation and other legal proceedings;
•heightened liability and reputational risks due to certain of our products being provided to emergency services personnel and their use to protect lives and property;
•future products liabilities claims where indemnity and insurance coverage could be inadequate or unavailable to cover these claims due to the fact that some of the products we produce may cause adverse health consequences;
•compliance with export control or economic sanctions laws and regulations;
•environmental impacts and side effects of our products, which could have adverse consequences for our business;
•compliance with environmental laws and regulations;
•our ability to protect our intellectual property rights and know-how;
•our ability to generate the funds required to service our debt and finance our operations;
•fluctuations in foreign currency exchange;
•potential impairments or write-offs of certain assets;
•the adequacy of our insurance coverage; and
•challenges to our decisions and assumptions in assessing and complying with our tax obligations.

RISK FACTORS
An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K for the year ended December 31, 2022 and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment.

USE OF PROCEEDS
We will receive up to an aggregate of $101,530,320 if all the Warrants are exercised, to the extent such Warrants are exercised for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes and to implement our business plan, although we believe we can fund our operations and business plan with cash on hand. However, we will only receive such proceeds if and when the Warrant holders exercise the Warrants. Each Warrant is exercisable in multiples of four to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $12.00 per share, subject to certain adjustments. On May 4, 2023, the closing price of our Ordinary Shares on the NYSE was $7.18 per share, which was $4.82 below the exercise price of the Warrants. If the market price for our Ordinary Shares does not increase from current levels, there is a small likelihood that any of the Warrants will be exercised.
All Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders or their permitted transferees. We will not receive any of the proceeds from the sale of the Ordinary Shares offered by the Selling Securityholders. However, we will pay the expenses associated with the sale of Ordinary Shares pursuant to this prospectus, other than underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

DESCRIPTION OF SECURITIES
Ordinary Shares
Share Capital
Perimeter was incorporated on June 21, 2021, by EverArc, with an initial share capital of $40,000, represented by 40,000 Ordinary Shares with a nominal value of $1.00 per share.
Perimeter’s authorised share capital is set at $3,734,933,805, to allow the board of directors to issue Ordinary Shares with a nominal value of $1.00 per share and/or preferred shares with a nominal value of $10.00 per share (the “Preferred Shares”) up to the maximum amount of the authorised capital. A shareholder in a Luxembourg société anonyme holding fully paid up shares is not liable, solely because of his, her or its shareholder status, for additional payments to Perimeter or its creditors. As of April 24, 2023, there were 157,630,816 Ordinary Shares outstanding and 10,000,000 Preferred Shares outstanding (excluding any shares held in treasury by Perimeter).

Share Issuances
Pursuant to Luxembourg law, the issuance of Ordinary Shares requires approval by the shareholders at the time of an extraordinary general meeting of the shareholders to be held before a notary in the Grand Duchy of Luxembourg (subject to necessary quorum and majority requirements). The shareholders may approve an authorized capital and authorize the board of directors, for a period up to 5 years, to increase the share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on Perimeter or in any other manner for any reason whatsoever including (i) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorized capital under the terms and conditions of warrants (which may be separate or linked to shares, bonds, notes or similar instruments issued by Perimeter), convertible bonds, notes or similar instruments; (ii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iii) remove or limit the statutory preferential subscription right of the shareholders in case of issue against payment in cash or shares, warrants (which may be separate or attached to shares, bonds, notes or similar instruments), convertible bonds, notes or similar instruments up to the maximum amount of such authorized capital for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg official gazette (Recueil Electronique des Sociétés, “RESA”). The shareholders may amend, renew (each time for a period up to 5 years) or extend such authorized capital and such authorization to the board of directors to increase the share capital and issue ordinary shares.
In addition, the general meeting of shareholders may authorize the board of directors to make an allotment of existing or newly issued shares without consideration to (a) employees of Perimeter or certain categories amongst those; (b) employees of companies or economic interest grouping in which Perimeter holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights; (c) employees of companies or economic interest grouping which holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights of Perimeter; (d) employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of Perimeter; and (e) members of the corporate bodies of Perimeter or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those, for a maximum period of five years after the date that the minutes of the relevant general meeting approving such authorization are published in the Luxembourg RESA.
Perimeter recognizes only one holder per ordinary share. In case an ordinary share is owned by several persons, they shall appoint a single representative who shall represent them in respect of Perimeter. Perimeter has the right to suspend the exercise of all rights attached to that share, except for relevant information rights, until such representative has been appointed.
Upon the consummation of the Business Combination, the board of directors will resolve on the issuance of Ordinary Shares out of the authorized capital (capital autorisé) in accordance with applicable law. The board of directors also resolves on the applicable procedures and timelines to which such issuance will be subjected. If the proposal of the board of directors to issue new Ordinary Shares exceeds the limits of Perimeter’s authorized share capital, the board of directors must then convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for the purpose of increasing the issued share capital. Such meeting will be subject to the quorum and majority requirements required for amending the articles of association. If the capital call proposed by the board of directors consists of an increase in the shareholders’ commitments, the board of directors must convene the shareholders to an extraordinary general meeting to be held in front of a Luxembourg notary for such purpose. Such meeting will be subject to the unanimous consent of the shareholders.

Preemptive Rights
Under Luxembourg law, existing shareholders benefit from a preemptive subscription right on the issuance of ordinary shares for cash consideration. However, Perimeter’s shareholders have, in accordance with Luxembourg law, authorized the board of directors to suppress, waive, or limit any preemptive subscription rights of shareholders provided by law to the extent that the board of directors deems such suppression, waiver, or limitation advisable for any issuance or issuances of ordinary shares within the scope of Perimeter’s authorized share capital. The general meeting of shareholders duly convened to consider an amendment to the articles of association also may, by two-thirds majority vote, limit, waive, or cancel such preemptive rights or renew, amend or extend them, in each case for a period not to exceed five years. Such ordinary shares may be issued above, at, or below market value, and, following a certain procedure, even below the nominal value or below the accounting par value per ordinary share. The ordinary shares also may be issued by way of incorporation of available reserves, including share premium.
Share Repurchases
Perimeter cannot subscribe for its own ordinary shares. Perimeter may, however, repurchase issued ordinary shares or have another person repurchase issued ordinary shares for its account, subject to the following conditions:
•prior authorization by a simple majority vote at an ordinary general meeting of shareholders, which authorization sets forth;
•the terms and conditions of the proposed repurchase and in particular the maximum number of ordinary shares to be repurchased;
•the duration of the period for which the authorization is given, which may not exceed five years;
•in the case of repurchase for consideration, the minimum and maximum consideration per share, provided that the prior authorization shall not apply in the case of ordinary shares acquired by either Perimeter, or by a person acting in his or her own name on its behalf, for the distribution thereof to its staff or to the staff of a company with which it is in a control relationship;
•only fully paid-up ordinary shares may be repurchased; and
•the voting and dividend rights attached to the repurchased shares will be suspended as long as the repurchased ordinary shares are held by Perimeter; and the acquisition offer must be made on the same terms and conditions to all the shareholders who are in the same position, except for acquisitions which were unanimously decided by a general meeting at which all the shareholders were present or represented. In addition, listed companies may repurchase their own shares on the stock exchange without an acquisition offer having to be made to Perimeter’s shareholders.
The authorization will be valid for a period ending on the earlier of five years from the date of such shareholder authorization and the date of its renewal by a subsequent general meeting of shareholders. Pursuant to such authorization, the board of directors is authorized to acquire and sell Perimeter’s ordinary shares under the conditions set forth in article 430-15 of the Luxembourg law of August 10, 1915 on commercial companies, as amended (the “1915 Law”). Such purchases and sales may be carried out for any authorized purpose or any purpose that is authorized by the laws and regulations in force. The purchase price per ordinary share to be determined by the board of directors or its delegate shall represent not more than the fair market value of such ordinary share.
In addition, pursuant to Luxembourg law, Perimeter may directly or indirectly repurchase ordinary shares by resolution of its board of directors without the prior approval of the general meeting of shareholders if such repurchase is deemed by the board of directors to be necessary to prevent serious and imminent harm to Perimeter, or if the acquisition of ordinary shares has been made with the intent of distribution to its employees and/or the employees of any entity having a controlling relationship with it (i.e., its subsidiaries or controlling shareholder) or in any of the circumstances listed in article 430-16 of the 1915 Law.
On December 7, 2021, subject to the approval of the shareholders of Perimeter, the Perimeter’s board of directors authorized a share repurchase plan (the “Share Repurchase Plan”). Under the Share Repurchase Plan, Perimeter is authorized to repurchase up to $100.0 million of its issued and outstanding Ordinary Shares at any time during the next 24 months or, if different, such other timeframe as approved by the shareholders of Perimeter. Until such time as the Share Repurchase Plan was approved by the shareholders of Perimeter, the board of directors authorized any subsidiary of Perimeter to take such actions necessary to purchase Ordinary Shares of Perimeter. Repurchases under the Share Repurchase Plan may be made, from time to time, in such quantities, in such manner and on such terms and conditions and at prices Perimeter deems appropriate. On July 21, 2022, subject to certain limits, the shareholders of Perimeter approved a proposal authorizing the board of directors to repurchase up to 25% of the Ordinary Shares outstanding as of the date of the shareholders’ approval, being 40,659,257 Ordinary Shares, at any time during the next five years. On November 3, 2022, the board of directors approved the repurchase of up to $100.0 million of Ordinary Shares during the next 24 months.
Preferred Shares
As of December 31, 2022, Perimeter had 10.0 million Preferred Shares outstanding with a nominal value of $10.00 per share. As long as the Preferred Shares are in issue and outstanding, no shares ranking pari passu or senior to the Preferred Shares shall be issued by Perimeter, other than additional Preferred Shares or other equity securities interest issued with the consent of a majority of holders of the Preferred Shares.
Each Preferred Share is entitled to a Preferential Dividend (as defined in Perimeter’s articles of association (the “Articles”)) amounting to the applicable Regular Dividend Rate (as defined in the Articles) of its nominal value (i.e., $10.00 per share). The Preferential Dividend shall be paid each year within 3 business days following each Preferential Dividend Payment Date (as defined in the Articles). On each Preferential Dividend Payment Date, 40% of the Preferential Dividend for such year (or 50% of the Preferential Dividend for such year if Perimeter paid a dividend on the Ordinary Shares during period since the payment of the last Preferential Dividend Payment Date) shall be paid in cash and the remainder of the Preferential Dividend shall be paid in kind, unless Perimeter elects to pay any additional portion of the Preferential Dividend in cash; provided, that, (x) Perimeter shall not be required to pay any portion of such annual Preferential Dividends in cash on a Preferential Dividend Payment Date to the extent that Perimeter or its subsidiaries are prohibited from paying such portion of the annual Preferential Dividend in cash under either (i) the Senior Credit Agreement (as defined in the Articles) or (ii) the Bridge Loan/Secured Notes (as defined in the Articles), and (y) in the event that Perimeter or its subsidiaries are so prohibited from paying all or a portion of such Preferential Dividends in cash as described in the foregoing clause (x), Perimeter shall pay the maximum amount not prohibited by the Senior Credit Agreement or the Bridge Loan/Secured Notes in cash. If Perimeter fails to pay any portion of the cash portion of the Preferential Dividend for any reason in a given year by the Preferential Dividend Payment Date (including due to clause (x) of the immediately preceding sentence), then (i) the Preferential Dividend rate for such year (i.e. the year in which Perimeter fails to pay any portion of the cash portion of the Preferential Dividend Payment (as defined in the Articles)), but not necessarily the subsequent year, will increase to the Increased Dividend Rate (as defined in the Articles) and (ii) the Preferential Dividend rate for the following year will be reset at the Regular Dividend Rate and will be subject to increase to the Increased Dividend Rate for such year (but not necessarily the subsequent year) if Perimeter fails to pay any portion of the cash portion of the Preferential Dividend Payment by the Preferential Dividend Payment Date for such year.
Perimeter may redeem the Preferred Shares at any time prior to the earliest of (i) six months following the latest maturity date of the Senior Credit Agreement and Bridge Loan/Secured Notes, (ii) nine years after the date of issuance of the Preferred Shares or (iii) upon the occurrence of a Change of Control (as defined in the Articles) (the “Defined Maturity Date”) at Perimeter’s sole option. The redemption price per share would be equal to the nominal value of the Preferred Shares plus any accrued and unpaid Preferential Dividend, if any. If Perimeter fails to redeem the Preferred Shares at the Defined Maturity Date, the Preferential Dividend rate will permanently increase to the interest rate currently being paid (whether default or not) under the Senior Credit Agreement plus 10%.
As long as Preferred Shares are issued and outstanding, Perimeter and its subsidiaries shall not (a) enter into a credit agreement (except to the extent related to the issuance of senior secured notes as contemplated by the Bridge Loan/Secured Notes) or (b) amend the Senior Credit Agreement, in each case, in a manner that would adversely affect the redemption rights of the Preferred Shares by extending the maturity date under such credit facility beyond the defined maturity date or increase the restrictions on Perimeter’s ability to pay the cash portion of Preferential Dividends without the consent of holders owning a majority of the Preferred Shares. If, in any year, Perimeter fails to make any portion of the cash portion of any Preferential Dividend by the Preferential Dividend Payment Date, then, during the following year, Perimeter may not, without the consent of the holders of a majority of the outstanding Preferred Shares, pay a cash dividend on the Ordinary Shares until such time as Perimeter has paid the cash portion of the Preferential Dividend Payment for such following year (which cash portion of the Preferential Dividend Payment may be paid by Perimeter in advance of the Preferential Dividend Payment Date for, and at any time during, such following year); for the avoidance of doubt, the restrictions set forth in this sentence shall not apply to any non-pro rata purchase, repurchase or redemption of any equity securities of Perimeter or any of its subsidiaries. As long as Preferred Shares are issued and outstanding, during the occurrence and continuance of a default by Perimeter to pay any Preferential Dividend (for the avoidance of doubt, the payment of any cash portion of the Preferential Dividend in kind in accordance with the terms of the Articles shall not constitute a default by Perimeter), the approval of holders owning a majority of the outstanding Preferred Shares shall be required (i) for the declaration of dividends to the benefit of all other categories of Perimeter shares issued and outstanding and (ii)

for the purchase, repurchase or redemption of any equity securities of Perimeter or any of its subsidiaries (other than pursuant to equity incentive agreements with employees).
The Preferred Shares are not entitled to vote, save for the matters provided for by Luxembourg law, including any amendment, alteration or change to the rights attached to the Preferred Shares in a manner adverse to the Preferred Shares for which the consent of holders owning a majority of the Preferred Shares will be required.
The Preferred Shares, being non-voting shares, shall not be included for the calculation of the quorum and majority at each general meeting of Perimeter, save for the matters provided for by Luxembourg law and in the relevant provisions of the Articles.
In case of liquidation of Perimeter, after payment of all the debts of and charges against Perimeter and of the expenses of liquidation, the holders of Preferred Shares, if any, shall be entitled to a preferential right to repayment of the nominal value of the Preferred Shares plus any accrued but unpaid Preferential Dividends before repayment of the nominal value of the Ordinary Shares.
The rights attached to the Preferred Shares under the Articles shall not be amended in a manner adverse to the Preferred Shares without the consent of holders owning a majority of the Preferred Shares.
Voting Rights
Each Ordinary Share entitles the holder thereof to one vote. Neither Luxembourg law nor the Articles contain any restrictions as to the voting of Ordinary Shares by non-Luxembourg residents. The 1915 Law distinguishes general meetings of shareholders and extraordinary general meetings of shareholders with respect to quorum and majority requirements.
Meetings
Ordinary General Meeting
At an ordinary general meeting, there is no quorum requirement and resolutions are adopted by a simple majority of validly cast votes. Abstentions are not considered “votes.”
Extraordinary General Meeting
Extraordinary resolutions are required for any of the following matters, among others: (i) an increase or decrease of the authorized or issued capital, (ii) a limitation or exclusion of preemptive rights, (iii) approval of a statutory merger or de-merger (scission), (iv) Perimeter’s dissolution and liquidation opening, (v) any and all amendments to the Articles and (vi) change of nationality. Pursuant to the Articles, for any resolutions to be considered at an extraordinary general meeting of shareholders, the quorum shall be at least one half of Perimeter’s issued share capital unless otherwise mandatorily required by law. If the said quorum is not present, a second meeting may be convened, for which the 1915 Law does not prescribe a quorum. Any extraordinary resolution shall be adopted at a quorate general meeting, except otherwise provided by law, by at least a two-thirds majority of the votes validly cast on such resolution by shareholders. Abstentions are not considered “votes.”
Annual Shareholders Meetings
An annual general meeting of shareholders shall be held in the Grand Duchy of Luxembourg within six months of the end of the preceding financial year, except for the first annual general meeting of shareholders which may be held within 18 months from incorporation.
Warrants
Pursuant to the EverArc Warrant Amendment attached to the Business Combination Agreement, EverArc assigned to Perimeter all of EverArc’s right, title and interest in and to the EverArc Warrant Instrument and Perimeter assumed, and agreed to pay, perform, satisfy and discharge in full, all of EverArc’s liabilities and obligations under the EverArc Warrant Instrument that arose after the consummation of the Business Combination.
Each Warrant is exercisable in multiples of four to purchase one Ordinary Share and only whole warrants are exercisable. The exercise price of the Warrants is $12.00 per share, subject to adjustment as described in the EverArc Warrant Instrument. A Warrant may be exercised only during the period beginning 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, and terminating at 5:00 p.m., New York City time on the date that is three years after the date on which the Business Combination was consummated, provided that if such day is not a trading day, the trading day immediately following such day, unless earlier redeemed in accordance with the EverArc Warrant Instrument as described below.
Redemptions of Warrants
Pursuant to the EverArc Warrant Instrument, once the warrants become exercisable, they may be redeemed (i) in whole and not in part, (ii) at a price of $0.01 per warrant, (iii) upon not less than 30 days’ prior written notice of redemption to each warrant holder, and (iv) if, and only if, the reported last sale price of the Ordinary Shares equals or exceeds $18.00 per share for any 10 consecutive trading days.
Dividends
From the annual net profits of Perimeter, at least 5% shall each year be allocated to the reserve required by applicable laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to 10% of the amount of the share capital of Perimeter. The general meeting of shareholders shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholders, each Ordinary Share entitling to the same proportion in such distributions.
The board of directors may resolve that Perimeter pays out an interim dividend to the shareholders, subject to the conditions of article 461-3 of the 1915 Law and the Articles, which includes, inter alia, a supervisory/statutory auditor report (as applicable). The board of directors shall set the amount and the date of payment of the interim dividend.
Any share premium assimilated premium or other distributable reserve may be freely distributed to the shareholders subject to the provisions of the 1915 Law and the Articles. In case of a dividend payment, each shareholder is entitled to receive a dividend right pro rata according to his, her or its respective shareholding. The dividend entitlement lapses upon the expiration of a five-year prescription period from the date of the dividend distribution. The unclaimed dividends return to Perimeter’s accounts.
Exclusive Forum
The Articles provide that unless Perimeter consents in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for any action asserting a claim arising under the Securities Act. The Securities Act forum provision is not intended by Perimeter to limit the forum available to its shareholders for actions or proceedings asserting claims arising under the Exchange Act. The validity and enforceability of such exclusive forum clause cannot be confirmed under Luxembourg law. If a court were to find the exclusive forum clause to be inapplicable or unenforceable in an action, Perimeter may incur additional costs associated with resolving such action in other jurisdictions, which could harm its business, operating results and financial condition.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of up to 126,097,150 Ordinary Shares. The Selling Securityholders may from time to time offer and sell any or all of the Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors, designees and others who later come to hold any of the Selling Securityholders’ interest in the Ordinary Shares other than through a public sale.
The following table sets forth, as of April 24, 2023, the names of the Selling Securityholders, the aggregate number of Ordinary Shares owned by each Selling Securityholder immediately prior to the sale of Ordinary Shares in this offering, the number of Ordinary Shares that may be sold by each Selling Securityholder under this prospectus and that each Selling Securityholder will beneficially own after this offering.
We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the Selling Securityholders have sole voting and investment power with respect to all Ordinary Shares that they beneficially own, subject to applicable community property laws. Except as otherwise described below, based on the information provided to us by the Selling Securityholders, no Selling Securityholder is a broker-dealer or an affiliate of a broker-dealer.
For purposes of the table below, we have assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, we assume that the Selling Securityholders have not sold, transferred or otherwise disposed of, our securities in transactions exempt from the registration requirements of the Securities Act.

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Perimeter Ordinary Shares	Percentage(1)	Perimeter Ordinary Shares	Perimeter Ordinary Shares	Percentage(1)
Edward Goldberg(2)	222,957	*	222,957	—	—
Barry Lederman(3)	196,416	*	196,416	—	—
Noriko Yokozuka(4)	47,157	*	47,157	—	—
Stephen Cornwall(5)	42,087	*	42,087	—	*
Ernest Kremling(6)	150,498	*	150,498	—	—
Shannon Horn(7)	445,695	*	445,695	—	—
Sean Hennessy(8)	100,000	*	100,000	—	—
Kevin Stein(9)	115,000	*	115,000	—	—
BV Texas Partners LLC(10)	200,000	*	200,000	—	—
Alyeska Master Fund, LP(11)	5,906,259	3.75%	4,434,347	1,471,912	*
Aperture Endeavour Equity Fund(12)	300,000	*	300,000	—	—
BCP – 2021 Series LLC – Series EH(13)	101,000	*	101,000	—	—
Cooper Square Fund II, L.P.(14)	875,785	*	589,911	285,874	*
Cooper Square Fund, L.P.(14)	2,271,618	1.44%	1,710,308	561,310	*
Cooper Square Offshore Master Fund, Ltd.(14)	512,246	*	403,396	108,850	*
CPG Cooper Square International Equity, LLC(14)	167,415	*	111,385	56,030	*

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Perimeter Ordinary Shares	Percentage(1)	Perimeter Ordinary Shares	Perimeter Ordinary Shares	Percentage(1)
CRMC – SMALL CAP World Fund, Inc.(15)	6,513,000	4.13%	6,513,000	—	—
Darlington Partners, L.P.(16)	1,723,918	1.11%	1,723,918	—	—
Darlington Partners II, L.P.(16)	276,082	*	276,082	—	—
EC Longhorn LLC(17)	1,250,373	*	1,250,373	—	—
Eminence Holdings LLC(17)	5,749,627	3.65%	5,749,627	—	—
Ghisallo Master Fund LP(18)	800,000	*	800,000	—	—
Janus Henderson Capital Funds PLC(19)	218,539	*	75,194	143,345	*
Janus Henderson Venture Fund(19)	3,722,475	2.36%	1,164,806	2,557,669	1.62%
Matrix Capital Management Master Fund, LP(20)	8,587,500	5.45%	2,500,000	6,087,500	3.86%
Meritage Fund LLC(21)	8,000,000	5.08%	8,000,000	—	—
Petrus Securities, L.P.(22)	700,000	*	700,000	—	—
Principal Funds, Inc. – MidCap Fund(23)	8,103,363	5.14%	2,660,760	5,442,603	3.45%
Principal Global Investors Collective Investment Trust – Mid-Cap Equity Fund(23)	194,807	*	47,088	147,719	*
Principal Life Insurance Company – Principal MidCap Separate Account(23)	790,280	*	224,859	565,421	*
Principal Variable Contracts Funds, Inc. – MidCap Account(23)	281,317	*	67,293	214,024	*
SEG Partners Offshore Master Fund, Ltd.(14)	4,486,639	2.85%	1,851,876	2,634,763	1.67%
Senator Global Opportunity Master Fund LP(24)	2,450,000	1.55%	1,700,000	750,000	*
Slate Path Capital GP LLC(25)	6,000,000	3.81%	6,000,000	—	—
The WindAcre Partnership Master Fund LP(26)	21,600,000	13.70%	20,000,000	1,600,000	1.02%
Tiger Eye Master Fund Ltd.(27)	11,968,087	7.59%	9,500,000	2,468,087	1.57%
Tiger Eye Opportunity Fund II LLC(27)	500,000	*	500,000	—	—
Aaron Davenport(28)(29)	100,000	*	100,000	—	—
Amber Shook(28)	2,500	*	2,500	—	—
Jamshid Keynejad(28)(30)	100,000	*	100,000	—	—
Jayesh Taunk(28)(31)	4,000	*	4,000	—	—

	Securities Beneficially Owned prior to this Offering		Maximum Number of Securities to be Sold in this Offering	Securities Beneficially Owned after this Offering
Name of Selling Securityholder	Perimeter Ordinary Shares	Percentage(1)	Perimeter Ordinary Shares	Perimeter Ordinary Shares	Percentage(1)
John Norris(28)	100,000	*	100,000	—	—
Joshua and Lauren Lieberman(28)	2,500	*	2,500	—	—
Michael Anagnos(28)	5,000	*	5,000	—	—
Robert Abrams(28)	2,500	*	2,500	—	—
Simon Dowker(32)	2,500	*	2,500	—	—
Stephen d’Incelli(28)	10,000	*	10,000	—	—
Mike Lisman	15,000	*	15,000	—	—
EverArc Founders LLC(33)	42,103,588	26.71%	42,103,488	100	*
Tracy Britt Cool(34)	189,282	*	153,082	36,200	*
Haitham Khouri(35)	1,475,385	*	1,293,859	181,526	*
Vivek Raj(36)	584,406	*	484,406	100,000	*
William N. Thorndike, Jr.(37)	2,737,546	1.74%	2,237,546	500,000	*
W. Nicholas Howley (38)	1,291,685	*	696,446	595,239	*
The Cleveland Foundation(39)	2,601,123	1.65%	2,601,123	—	—
* Less than one percent of outstanding Ordinary Shares.
___________________________
(1)    Percentages are based on 157,630,816 Ordinary Shares outstanding as of April 24, 2023 (excluding any shares held in treasury by Perimeter).
(2)    Edward Goldberg serves as the Vice Chairman of Perimeter and as a Director of Perimeter.
(3)    Barry Lederman served as the Chief Financial Officer of Perimeter from November 2021 until May 2022.
(4)    Noriko Yokozuka serves as General Counsel of Perimeter.
(5)    Stephen Cornwall serves as the President, Specialty Products of Perimeter.
(6)    Ernest Kremling served as the Chief Operations Officer of Perimeter from November 2021 until January 2023.
(7)    Shannon Horn serves as the Business Director of Perimeter.
(8)    Sean Hennessy serves as a Director of Perimeter.
(9)    Kevin Stein served as a Director of Perimeter from November 2021 until April 2022.
(10)    BV Texas Partners LLC is managed by Akard Partners LLC. Scout Management Partners LLC and MDS Akard Partners I, LLC are the managing members of Akard Partners LLC and may be deemed to have voting and dispositive power with respect to such shares. Cody Donnan and Michael Starcher control Scout Management Partners LLC and MDS Akard I, LLC, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by BV Texas Partners LLC. Messrs. Donnan and Starcher disclaim beneficial ownership of the shares held by BV Texas Partners LLC. The business address for BV Texas Partners is 2121 North Akard Street, Dallas, TX, 75201.
(11)    Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Fund”), has voting and investment control of the shares held by Alyeska Fund. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Fund. The registered address of Alyeska Master Fund, L.P. is at c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, South Church Street George Town, Grand Cayman, KY1-1104, Cayman Islands. Alyeska Investment Group, L.P. is located at 77 W. Wacker, Suite 700, Chicago IL 60601.
(12)    Aperture Endeavour Equity Fund (the “Aperture Fund”) is a series within the Advisors’ Inner Circle Fund III, a Delaware statutory trust, and has appointed Aperture Investors, LLC (“Aperture Investors”) as its Investment Adviser. Thomas Tully, an employee of Aperture Investors, has been appointed the sole Portfolio Manager of the Aperture Fund and may therefore be deemed to have voting and dispositive power over the Aperture Fund’s assets but disclaims all beneficial ownership of such assets.
(13)    BCP – 2021 Series LLC – Series EH (“BCP”) is managed by Bratenahl Capital Partners, LTD. Michael C. Howley, manager of Bratenahl Capital Partners, LTD. has voting and dispositive power over the shares. BCP is located at 600 Superior Ave. E. Suite 1701 Cleveland, OH 44114.
(14)    Consists of (i) 2,271,618 Ordinary Shares (including 306,351 Ordinary Shares that may be acquired pursuant to the exercise of 1,225,404 Warrants) held by Cooper Square Fund, L.P., (ii) 875,785 Ordinary Shares (including 39,580 Ordinary Shares that may be acquired pursuant to the exercise of 158,320 Warrants) held by Cooper Square Fund II, L.P., (iii) 512,246 Ordinary Shares (including 29,069 Ordinary Shares that may be acquired pursuant to the exercise of 116,276 Warrants) held by Cooper Square Offshore Master Fund, Ltd., (iv) 167,415 Ordinary Shares held by CPG Cooper Square International Equity, LLC and (v) 4,486,639 Ordinary Shares (including 400,943 Ordinary Shares that may be acquired pursuant to the exercise of 1,603,771 Warrants) held by SEG Partners Offshore Master Fund, Ltd. Select Equity, a limited partnership controlled by George S. Loening, has the power to vote or direct the vote of, and dispose or direct the disposition of, the shares beneficially owned by Cooper Square Fund, L.P., Cooper Square Fund II, L.P., Cooper Square Offshore Master Fund, Ltd., CPG Cooper Square International Equity, LLC and SEG Partners Offshore Master Fund, Ltd. Select Equity is an investment adviser and possesses the power to vote or direct the vote of, and dispose or direct the disposition of such shares. George S. Loening is a control person of Select Equity and possesses the power to vote or direct the vote of, and dispose or direct the disposition of, such shares.
(15)    Consists of 2,221,167 Ordinary Shares held by Capital Research Global Investors (“CRGI”), a division of Capital Research and Management Company ("CRMC"). For purposes of the reporting requirements of the Exchange Act, CRMC, CRGI or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the Ordinary Shares held by CRGI; however, each of CRMC, CRGI and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Arun Swaminathan, Thatcher Thompson, Michael Beckwith, and Shlok Melwani, as portfolio managers, have voting and investment powers over the shares held by CRGI. The address for CRGI is c/o Capital Research and Management Company, 333 S. Hope St., 55th Floor, Los Angeles, California 90071. CRGI acquired the securities being registered hereby in the ordinary course of its business.
(16)    These securities are held of record by Darlington Partners, L.P. and Darlington Partners II, L.P. (together, the “Darlington Funds”). Such shares include (i) 1,723,918 Ordinary Shares held of record by Darlington Partners, L.P. and (ii) 276,082 Ordinary Shares held of record by Darlington Partners II, L.P. Ultimate voting and dispositive power with respect to the shares held by the foregoing entities is exercised by Darlington Partners GP, LLC, the general partner of the Darlington Funds. The business address for each of the entities identified herein is 300 Drakes Landing Road, Suite 290, Greenbrae, CA 94904.
(17)    Eminence Capital, LP serves as the investment adviser to, and may be deemed to have shared voting and dispositive power over the shares held by, EC Longhorn LLC and Eminence Holdings LLC (collectively “Eminence”). Ricky C. Sandler is the Chief Executive Officer of Eminence Capital, LP and may be deemed to have shared voting and dispositive power over the shares held by Eminence. Each of Mr. Sandler and Eminence Capital, LP expressly disclaims beneficial ownership of such securities. The business address for Eminence is c/o Eminence Capital, LP 399 Park Avenue, 25th Floor, New York, NY 10022.
(18)    Ghisallo Master Fund LP. (“Ghisallo Fund”) is the beneficial owner of the shares. Ghisallo Capital Management LLC (“Ghisallo Capital”) is the investment manager of Ghisallo Fund and has voting control over the shares. Michael Germino is the managing member of Ghisallo Capital. Ghisallo Fund is located at c/o Walkers Corporate, 190 Elgin Avenue, George Town Grand Cayman, CI KY 1-9008.
(19)    Such shares may be deemed to be beneficially owned by Janus Capital Management LLC (“Janus”), an investment adviser registered under the Investment Advisers Act of 1940, who acts as investment adviser for Janus Henderson Venture Fund (the “Janus Fund”) and has the ability to make decisions with respect to the voting and disposition of the shares subject to the oversight of the board of directors of the Janus Fund. Under the terms of its management contract with the Janus Fund, Janus has overall responsibility for directing the investments of the Janus Fund in accordance with the Janus Fund’s investment objective, policies and limitations. Jonathan Coleman and Scott Stutzman are the portfolio managers appointed by and serving at the pleasure of Janus who makes decisions with respect to the disposition of the shares. The address for Janus is 151 Detroit Street, Denver, CO 80206.
(20)    David Goel is the Managing General Partner of Matrix Capital Management Master Fund, LP (“Matrix”) and may be deemed to have voting and dispositive power over the shares held by Matrix. The mailing address for Matrix is 1000 Winter Street, Suite 4500, Waltham, Massachusetts 02451.
(21)    Meritage Group LP, investment manager of Meritage Fund LLC, has all voting and dispositive power over the shares. The business address of Meritage Fund LLC is 66 Field Point Road, Greenwich, CT 06830.
(22)    Includes 700,000 shares held by Petrus Securities, L.P. Petrus Trust Company, LTA is the investment manager of Petrus Securities, L.P. and Petrus Capital Management, LLC is the general partner of Petrus Securities L.P. As such, each of Petrus Trust Company, LTA and Petrus Capital Management, LLC has voting and investment control of the shares held by Petrus Securities, L.P. Each of Petrus Trust Company, LTA and Petrus Capital Management, LLC may be deemed to be the beneficial owner of such shares; provided, however, each of Petrus Trust Company, LTA and Petrus Capital Management, LLC disclaims any beneficial ownership of the shares held by Petrus Securities, L.P. The business address of Petrus Securities, L.P., Petrus Trust Company, LTA and Petrus Capital Management, LLC is 3000 Turtle Creek Boulevard, Dallas, Texas 75219 USA.
(23)    Principal Global Investors, LLC is the investment manager and has authority to vote the shares. Bill Nolin, CIO and Portfolio Manager of Principal Global Investors, LLC is the natural person with such authority. The business address of Principal Global Investors, LLC is 711 High Street, Des Moines IA 50392.
(24)    Consists of (i) 1,700,000 Ordinary Shares held by Senator Global Opportunity Master Fund L.P. (“Senator Global Fund”) and (ii) 750,000 Ordinary Shares that may be acquired pursuant to the exercise of 3,000,000 Warrants. Senator Investment Group LP, or (“Senator”), is investment manager of Senator Global Fund and may be deemed to have voting and dispositive power with respect to the shares. The general partner of Senator is Senator Management LLC (the “Senator GP”). Douglas Silverman controls Senator GP, and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by Senator Global Fund. Mr. Silverman disclaims beneficial ownership of the shares held by Senator Global Fund. The business address for Senator Global Fund is 510 Madison Avenue, 28th Floor, New York, NY 10022.
(25)    Slate Path Capital GP LLC (“Slate Path GP”) is the General Partner of Slate Path Master Fund LP (“Slate Path LP”). David Greenspan, Managing Member, Slate Path GP, has control over the voting and dispositive power of shares beneficially owned. The business address for Slate Path LP is 717 Fifth Avenue, 16th Floor, New York, NY 10022.
(26)    Consists of 20,000,000 Ordinary Shares owned of record by The WindAcre Partnership Master Fund LP, an exempted limited partnership established in the Cayman Islands (“Master Fund”). The WindAcre Partnership LLC, a Delaware limited liability company (“WindAcre”) serves as the investment manager of the Master Fund. Snehal Rajnikant Amin is the principal beneficial owner and managing member of WindAcre and the only beneficial owner holding more than 5% (“Mr. Amin”). Mr. Amin disclaims beneficial ownership of the securities owned by the Master Fund except to the extent of his pecuniary interest therein. The principal business address of the Master Fund is Elian Fiduciary Services (Cayman) LTD, 190 Elgin Avenue, George Town, Grand Cayman KY1-9007, Cayman Islands.
(27)    Consists of (i) 11,965,649 Ordinary Shares held by Tiger Eye Master Fund Ltd (“TEM”), (ii) 500,000 Ordinary Shares held by Tiger Eye Opportunity Fund II LLC (“TEO”), (iii) 516,500 Ordinary Shares held by Tiger Eye Opportunity Fund I LLC (“TEOF”) and (iv) 2,438 Ordinary Shares that may be acquired pursuant to the exercise of 9,750 Warrants held by TEM. TEM, TEO and TEOF are managed by Tiger Eye Capital LLC (“TEC”). Benjamin S. Gambill III, as portfolio manager of TEC, will make decisions as to voting and disposition of securities. The business address for TEM, TEO and TEOF is 101 Park Avenue, 48th Floor, New York, NY 10178.
(28)    At the time of the consummation of the Business Combination, the Selling Securityholder was an employee of an affiliate of SK Holdings, the owner of Perimeter prior to consummation of the Business Combination.
(29)    At the time of the consummation of the Business Combination, Aaron Davenport served as Co-Invest Supervisor and Chairman on the board of SK Invictus Holdings, L.P., a parent entity of SK and SK Holdings (“Parent”).
(30)    At the time of the consummation of the Business Combination. Jamshid Keynejad served as a Class A Supervisor on the board of Parent, and also served on the board of SK Capital Investment IV, Ltd., the ultimate general partner of Parent.
(31)    At the time of the consummation of the Business Combination, Jayesh Taunk served as an Additional Supervisor on the board of Parent.
(32)    At the time of the consummation of the Business Combination, Simon Dowker was a consultant to an affiliate of SK Holdings, the owner of Perimeter prior to consummation of the Business Combination.
(33)    EverArc Founders LLC is managed by its board of managers, consisting of W. Nicholas Howley, William N. Thorndike, Jr. and Haitham Khouri, which has voting and dispositive power over the shares held by EverArc Founders LLC. EverArc Founders LLC may make a pro rata in-kind distribution of Ordinary Shares to its members. The mailing address of EverArc Founders LLC is c/o Greenberg Traurig, 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, FL 33301.
(34)    Tracy Britt Cool serves as a Director of Perimeter.
(35)    Haitham Khouri serves as Chief Executive Officer of Perimeter and as a Director of Perimeter.
(36) Vivek Raj serves as a Director of Perimeter.
(37)    William N. Thorndike, Jr. serves as Co-Chairman of the board of directors of Perimeter.
(38) W. Nicholas Howley serves as Co-Chairman of the board of directors of Perimeter.
(39)    On December 6, 2022, W. Nicholas Howley gifted 2,601,123 Ordinary Shares to The Cleveland Foundation, a 501(c)(3) nonprofit organization. The Cleveland Foundation is managed by a board of directors, which is comprised of 15 board members. The mailing address of The Cleveland Foundation is 1422 Euclid Avenue, Suite 1300, Cleveland, OH 44115.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section describes the material U.S. federal income tax considerations generally applicable to the acquisition, ownership and disposition by U.S. Holders (as defined below) of Ordinary Shares and Warrants (collectively, “Perimeter securities”). This discussion assumes that any distribution made (or deemed made) on Perimeter securities and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of Perimeter securities will be in U.S. dollars. This discussion applies only to U.S. Holders that hold Perimeter securities as capital assets for U.S. federal income tax purposes (generally property held for investment) and is general in nature and therefore does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or to holders subject to special rules, such as:
•brokers, dealers and other investors that do not own Perimeter securities as capital assets;
•traders in securities that elect to use a mark-to-market method of tax accounting for their securities holdings;
•tax-exempt organizations (including private foundations), governments or agencies or instrumentalities thereof, qualified retirement plans, individual retirement accounts or other tax deferred accounts, trusts and estates;
•banks or other financial institutions, financial services entities, underwriters, insurance companies, real estate investment trusts or regulated investment companies;
•persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of Perimeter’s stock;
•partnerships or other pass-through entities for U.S. federal income tax purposes or beneficial owners of partnerships or other pass-through entities;
•persons holding Perimeter securities as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;
•persons required to accelerate the recognition of any item of gross income with respect to Perimeter securities as a result of such income being recognized on an applicable financial statement;
•persons whose functional currency is not the U.S. dollar;
•U.S. expatriates;
•persons that received Perimeter securities as compensation for services; or
•persons that are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Perimeter securities that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate whose income is subject to U.S. federal income tax regardless of its source; or
•a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Perimeter securities. We have not and do not intend to seek any rulings from the IRS regarding the matters described herein. There is no assurance that the IRS will not take positions inconsistent with those discussed below or that any such positions would not be sustained by a court.
ALL HOLDERS OF PERIMETER SECURITIES ARE URGED TO CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF PERIMETER SECURITIES, INCLUDING THE APPLICATION AND EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS IN LIGHT OF THEIR PARTICULAR SITUATION.
Distributions on Ordinary Shares
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” the gross amount of any distribution (including amounts withheld to reflect Luxemburg withholding taxes) on Ordinary Shares that is made out of Perimeter’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. Holder as ordinary dividend income on the date such distribution is actually or constructively received. Any such dividends generally will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other U.S. corporations. To the extent that the amount of the distribution exceeds Perimeter’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess amount will be treated first as a non-taxable return of capital to the extent of the U.S. Holder’s tax basis in its Ordinary Shares, and thereafter as capital gain recognized on a sale or exchange. However, it is not expected that Perimeter will maintain calculations of its earnings and profits in accordance with U.S. federal income tax principles. U.S. Holders should therefore assume that any distribution by Perimeter with respect to Ordinary Shares will be reported as dividend income. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from Perimeter.
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” dividends received by non-corporate U.S. Holders from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if it is eligible for the benefits of a comprehensive income tax treaty with the United States that meets certain requirements. There can be no assurances that Perimeter will be eligible for benefits of an applicable comprehensive income tax treaty with the United States. A non-U.S. corporation is also treated as a qualified foreign corporation with respect to dividends it pays on shares that are readily tradable on an established securities market in the United States. U.S. Treasury guidance indicates that shares listed on the NYSE will be considered readily tradable on an established securities market in the United States. There can be no assurance that the Ordinary Shares will be considered readily tradable on an established securities market in future years. Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Perimeter’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Perimeter will not constitute a qualified foreign corporation for purposes of these rules if it is a passive foreign investment company for the taxable year in which it pays a dividend or for the preceding taxable year. See “—Passive Foreign Investment Company Rules.”
Subject to certain conditions and limitations, Luxembourg withholding taxes, if any, on dividends paid by Perimeter may be treated as foreign taxes eligible for credit against a U.S. Holder’s U.S. federal income tax liability under the U.S. foreign tax credit rules. However, as a result of recent changes to the U.S. foreign tax credit rules, a Luxembourg withholding tax generally will need to satisfy certain additional requirements in order to be considered a creditable tax for a U.S. Holder. We have not determined whether these requirements have been met and, accordingly, no assurance can be given that any Luxembourg withholding tax will be creditable. In lieu of claiming a foreign tax credit, U.S. Holders may, at their election, deduct foreign taxes, including any Luxembourg income taxes, in computing their taxable income, subject to generally applicable limitations under U.S. federal income tax law. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. For purposes of calculating the U.S. foreign tax credit, dividends paid on the Ordinary Shares will generally be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the U.S. foreign tax credit are complex and U.S. Holders should consult their tax advisors regarding the availability of the U.S. foreign tax credit under particular circumstances.

Sale, Taxable Exchange or Other Taxable Disposition of Ordinary Shares or Warrants
Subject to the discussion below under “—Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of Ordinary Shares or Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the amount realized on the disposition and (ii) the U.S. Holder’s adjusted tax basis in such shares or warrants. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such shares or warrants exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss for U.S. foreign tax credit purposes.
Exercise or Lapse of a Warrant
Subject to the discussion below under “— Passive Foreign Investment Company Rules,” a U.S. Holder generally will not recognize taxable gain or loss on the acquisition of an Ordinary Share upon exercise of a Warrant for cash. The U.S. Holder’s tax basis in the Ordinary Share received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the Warrant and the exercise price. Subject to the discussion below under “— Passive Foreign Investment Company Rules,” the U.S. Holder’s holding period for the Ordinary Shares received upon exercise of the of a Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Warrant and will not include the period during which the U.S. Holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of Ordinary Shares for which the Warrant may be exercised or to the exercise price of the Warrant in certain events. An adjustment that has the effect of preventing dilution generally is not taxable. A U.S. Holder of a Warrant would, however, be treated as receiving a constructive distribution from Perimeter if, for example, the adjustment increases the holder’s proportionate interest in Perimeter’s assets or earnings and profits (e.g., through an increase in the number of Ordinary Shares that would be obtained upon exercise of such warrant) as a result of a distribution of cash to the holders of the Ordinary Shares, which is taxable to the U.S. Holders of such shares as described under “—Distributions on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holder of such warrant received a cash distribution from Perimeter equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
Generally. The treatment of U.S. Holders of Ordinary Shares and Warrants could be materially different from that described above if Perimeter is treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of Ordinary Shares or Warrants. A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) 75% or more of its gross income for a taxable year constitutes passive income for purposes of the PFIC rules, or (ii) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income. Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such foreign corporation’s activities.
Perimeter may directly or indirectly hold interests in lower-tier PFICs. Under attribution rules, if Perimeter is a PFIC, U.S. Holders will be deemed to own their proportionate shares of any lower-tier PFICs and will be subject to U.S. federal income tax according to the rules described in the following paragraphs on (i) certain distributions by a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, in each case as if the U.S. Holder held such shares directly, even if the U.S. Holder has not received the proceeds of those distributions or dispositions.
A separate determination must be made after the close of each taxable year as to whether a foreign corporation was a PFIC for that year. Once a foreign corporation qualifies as a PFIC it is, with respect to a shareholder or warrant holder during the time it qualifies as a PFIC, and subject to certain exceptions, always treated as a PFIC with respect to such shareholder or warrant holder, regardless of whether it satisfied either of the qualification tests in subsequent years.

Based on the expected composition of Perimeter’s assets and income and the manner in which Perimeter expects to operate its business, Perimeter believes that it should not be classified as a PFIC for its current taxable year. However, the tests for determining PFIC status are applied annually after the close of the taxable year, and it is difficult to accurately predict future income and assets relevant to this determination. Further, because Perimeter may value its goodwill based on the market value of the Ordinary Shares, a decrease in the market value of the Ordinary Shares and/or an increase in Perimeter’s cash or other passive assets (including as a result of the Business Combination) would increase the relative percentage of its passive assets. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Perimeter is a PFIC for any taxable year.
If Perimeter is treated as a PFIC with respect to the Ordinary Shares or Warrants held by a U.S. Holder, there are three separate taxation regimes that could apply to such U.S. Holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. Holder who holds (actually or constructively) stock in a foreign corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. Holder will depend upon which of these regimes applies to such U.S. Holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income under any of the foregoing regimes.
Excess Distribution Regime. If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Ordinary Shares or Warrants, and (ii) any “excess distribution” you receive on your Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:
•the gain or excess distribution will be allocated ratably over the period during which you held your Ordinary Shares or Warrants (as applicable)
•the amount allocated to the current taxable year, will be treated as ordinary income; and
•the amount allocated to prior taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.
The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Ordinary Shares or Warrants cannot be treated as capital gains, even if you hold the shares or warrants as capital assets.
QEF Regime. A QEF election is effective for the taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS. If a U.S. Holder makes a timely QEF election with respect to its direct or indirect interest in a PFIC, the U.S. Holder will be required to include in income each year a portion of the ordinary earnings and net capital gains of the PFIC as QEF income inclusions, even if amount is not distributed to the U.S. Holder. Thus, the U.S. Holder may be required to report taxable income as a result of QEF income inclusions without corresponding receipts of cash. U.S. Holders subject to U.S. federal income tax should not expect that they will receive cash distributions from Perimeter sufficient to cover their respective U.S. tax liability with respect to such QEF income inclusions. In addition, U.S. Holders of Warrants will not be able to make a QEF election with respect to their warrants.
The timely QEF election also allows the electing U.S. Holder to: (i) generally treat any gain recognized on the disposition of its shares of the PFIC as capital gain; (ii) treat its share of the PFIC’s net capital gain, if any, as long-term capital gain instead of ordinary income; and (iii) either avoid interest charges resulting from PFIC status altogether, or make an annual election, subject to certain limitations, to defer payment of current taxes on its share of PFIC’s annual realized net capital gain and ordinary earnings subject, however, to an interest charge on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. In addition, net losses (if any) of a PFIC will not pass through to our shareholders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, a U.S. Holder may over time be taxed on amounts that as an economic matter exceed our net profits.
A U.S. Holder’s tax basis in Ordinary Shares will be increased to reflect QEF income inclusions and will be decreased to reflect distributions of amounts previously included in income as QEF income inclusions. No portion of the QEF income inclusions attributable to ordinary income will be treated as qualified dividend income. Amounts included as QEF income inclusions with respect to direct and indirect investments generally will not be taxed again when distributed. You should consult your tax advisors as to the manner in which QEF income inclusions affect your allocable share of Perimeter’s income and your basis in your Ordinary Shares.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from Perimeter. If Perimeter determines that it is a PFIC for any taxable year, Perimeter will endeavor to provide the information that a U.S. Holder making a QEF election is required to obtain to make and maintain a QEF election, but there is no assurance that Perimeter will timely provide such information. There is also no assurance that Perimeter will have timely knowledge of its status as a PFIC in the future or of the required information to be provided. In addition, if Perimeter holds an interest in a lower-tier PFIC, U.S. Holders will generally be subject to the PFIC rules described above with respect to any such lower-tier PFICs. There can be no assurance that a portfolio company or subsidiary in which Perimeter holds an interest will not qualify as a PFIC, or that a PFIC in which Perimeter holds an interest will provide the information necessary for a QEF election to be made by a U.S. Holder (in particular if Perimeter does not control that PFIC).
Mark-to-Market Regime. Alternatively, a U.S. Holder may make an election to mark marketable shares in a PFIC to market on an annual basis. PFIC shares generally are marketable if they are (i) “regularly traded” on a national securities exchange that is registered with the SEC or on the national market system established under Section 11A of the Securities and Exchange Act of 1934, or (ii) “regularly traded” on any exchange or market that the Treasury Department determines to have rules sufficient to ensure that the market price accurately represents the fair market value of the stock. It is expected that Ordinary Shares, which are expected to be listed on the NYSE, will qualify as marketable shares for the PFIC rules purposes, but there can be no assurance that Ordinary Shares will be “regularly traded” for purposes of these rules.
Pursuant to such an election, a U.S. Holder would include in each year as ordinary income the excess, if any, of the fair market value of such stock over its adjusted basis at the end of the taxable year. A U.S. Holder may treat as ordinary loss any excess of the adjusted basis of the stock over its fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the election in prior years. A U.S. Holder’s adjusted tax basis in the PFIC shares will be increased to reflect any amounts included in income, and decreased to reflect any amounts deducted, as a result of a mark-to-market election. Any gain recognized on a disposition of Ordinary Shares will be treated as ordinary income and any loss will be treated as ordinary loss (but only to the extent of the net amount of income previously included as a result of a mark-to-market election).
A mark-to-market election only applies for the taxable year in which the election was made, and for each subsequent taxable year, unless the PFIC shares ceased to be marketable or the IRS consents to the revocation of the election. U.S. Holders should also be aware that the Code and the Treasury Regulations do not allow a mark-to-market election with respect to stock of lower-tier PFICs that is non-marketable. There is also no provision in the Code, Treasury Regulations or other published authority that specifically provides that a mark-to-market election with respect to the stock of a publicly traded holding company (such as Perimeter) effectively exempts stock of any lower-tier PFICs from the negative tax consequences arising from the general PFIC rules. We advise you to consult your own tax advisor to determine whether the mark-to-market tax election is available to you and the consequences resulting from such election. In addition, U.S. Holders of Warrants will not be able to make a mark-to-market election with respect to their Warrants.
PFIC Reporting Requirements. If Perimeter is a PFIC, a U.S. Holder of Ordinary Shares will be required to file an annual report on IRS Form 8621 containing such information with respect to its interest in a PFIC as the IRS may require. Failure to file IRS Form 8621 for each applicable taxable year may result in substantial penalties and result in the U.S. Holder’s taxable years being open to audit by the IRS until such Forms are properly filed.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of Ordinary Shares and Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to Perimeter securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to Ordinary Shares or Warrants, subject to certain exceptions (including an exception for Ordinary Shares or Warrants held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold Ordinary Shares or Warrants. Substantial penalties apply to any failure to file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not willful neglect. Also, in the event a U.S. Holder does not file IRS Form 8938 or fails to report a specified foreign financial asset that is required to be reported, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related taxable year may not close before the date which is three years after the date on which the required information is filed. U.S. Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Ordinary Shares or Warrants.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Luxembourg Taxation Considerations
The following is a summary addressing certain material Luxembourg tax consequences that are likely to be relevant to non-Luxembourg resident holders in respect of the ownership and disposition of Ordinary Shares.
This summary does not purport to address all material tax considerations that may be relevant to a holder or prospective holder of Ordinary Shares.
This summary is based on the laws, regulations and applicable tax treaties as in effect on the date hereof in Luxembourg, all of which are subject to change, possibly with retroactive effect. Holders of Ordinary Shares should consult their own tax advisers as to the particular tax consequences, under the tax laws of the country of which they are residents for tax purposes of the ownership or disposition of Ordinary Shares.
(a) Luxembourg Withholding Tax on Dividends Paid on Ordinary Shares to non-Luxembourg resident holders
Dividends distributed by Perimeter will in principle be subject to Luxembourg withholding tax at the rate of 15%.
Non-Luxembourg holders, provided they are resident in a country with which Luxembourg has concluded a treaty for the avoidance of double taxation, may be entitled to claim treaty relief under the conditions and subject to the limitations set forth in the relevant treaty.
A non-resident corporate holder resident in a European Union Member State will be able to claim an exemption from Luxembourg dividend withholding tax under the conditions set forth in Council Directive 2011/96/EU of 30 November 2011 on the common system of taxation applicable in the case of parent companies and subsidiaries of different Member States (recast) as implemented in Luxembourg. In addition, fully taxable non-resident corporate holders will be exempt from withholding tax if they are resident in a country with which Luxembourg has concluded a double tax treaty (under the conditions as set forth in article 147 of the Luxembourg Income Tax Law).
(b) Luxembourg Income Tax on Dividends Paid on Ordinary Shares and Capital Gains
Non-Luxembourg Resident Holders
An individual or corporate non-Luxembourg holder of Ordinary Shares who/which realizes a gain on disposal thereof (and who/which does not have a permanent establishment in Luxembourg to which Ordinary Shares would be attributable) will only be subject to Luxembourg taxation on capital gains arising upon disposal of such shares if such holder has (together with his or her spouse and underage children) directly or indirectly held more than 10% of the capital of Perimeter, at any time during the past five years, and either (1) such holder has been a resident of Luxembourg for tax purposes for at least 15 years and has become a non-resident within the last five years preceding the realization of the gain, subject to any applicable tax treaty, or (2) the disposal of Ordinary Shares occurs within six months from their acquisition, subject to any applicable tax treaty.

Estate and Gift Tax
No Luxembourg inheritance tax is levied on the transfer of Ordinary Shares upon the death of a non-Luxembourg resident holder.
No Luxembourg gift tax will be levied in the event that a gift of Ordinary Shares is made outside of Luxembourg.
Other Luxembourg Tax Considerations
There is no requirement that the registration tax, transfer tax, capital tax, stamp duty or any other similar tax or duty be paid by a holder in respect of or in connection with the issue or transfer of Ordinary Shares.

PLAN OF DISTRIBUTION
We are registering the issuance by us of 8,460,860 Ordinary Shares that may be issued upon the exercise of the Warrants at an exercise price of $12.00 per Ordinary Share. We are also registering the resale by the Selling Securityholders from time to time of up to 126,097,150 Ordinary Shares.
We will receive up to an aggregate of $101,530,320 if all of the Warrants are exercised to the extent such Warrants are exercised for cash. All of the Ordinary Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective amounts. We will not receive any of the proceeds from these sales.
Primary Offering
Pursuant to the terms of the Warrants, the Ordinary Shares will be distributed to those holders who surrender the Warrants and provide payment of the exercise price to us. Upon receipt of proper notice by any of the holders of the Warrants issued that such holder desires to exercise a Warrant, we will, within the time allotted by the agreement governing the Warrants, issue instructions to our transfer agent to issue to the holder Ordinary Shares, free of a restrictive legend.
Resale by Selling Securityholders
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement or other agreement with us, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•an over-the-counter distribution in accordance with the rules of the applicable exchange;
•settlement of short sales entered into after the date of this prospectus;

•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;
•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by the Selling Securityholders that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:
•the specific securities to be offered and sold;
•the names of the Selling Securityholders;
•the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;
•settlement of short sales entered into after the date of this prospectus;
•the names of any participating agents, broker-dealers or underwriters; and
•any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may overallot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Ordinary Shares are expected to be listed on the NYSE under the symbol “PRM.”
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, Section 16 of the Exchange Act and Rule 144, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Section 16 of the Exchange Act, Rule 144 and Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
LEGAL MATTERS
The legality of the Ordinary Shares offered hereby will be passed upon for Perimeter by Maples and Calder (Luxembourg) SARL.
EXPERTS
The consolidated financial statements of Perimeter Solutions, SA as of December 31, 2022 and 2021 (Successor), and for the year ended December 31, 2022 and the period from November 9, 2021 through December 31, 2021 (Successor), for the period from January 1, 2021 through November 8, 2021 (Predecessor) and for the year ended December 31, 2020 (Predecessor) and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2022, incorporated by reference herein, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting. The report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company's internal control over financial reporting as of December 31, 2022.
SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES
Perimeter and certain of its subsidiaries (the “non-U.S. companies”) are or will be incorporated under the laws of countries other than the U.S. In addition, certain of the directors and officers of the non-U.S. companies reside outside of the U.S. and most of the assets of the non-U.S. companies and some of the assets of their directors and officers are located outside the U.S. As a result, it may be difficult for investors to effect service of process on the non-U.S. companies or those persons in the U.S. or to enforce in the U.S. judgments obtained in U.S. courts against the non-U.S. companies or those persons based on the civil liability provisions of the U.S. securities laws or other laws. Uncertainty exists as to whether courts in the jurisdiction of organization of the non-U.S. companies will enforce judgments obtained in other jurisdictions, including the U.S., against the non-U.S. companies or their directors or officers under the securities or other laws of those jurisdictions or entertain actions in those jurisdictions against the non-U.S. companies or their directors or officers under the securities or other laws of those jurisdictions.
Luxembourg
It may be possible to effect service of process within Luxembourg upon Perimeter and its respective directors and officers provided that The Hague Convention on the Service Abroad of Judicial and Extrajudicial Documents in Civil or Commercial Matters of November 15, 1965, is complied with.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. This prospectus is part of a registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain an Internet website at www.perimeter-solutions.com. Through our website, we will make available, free of charge, the following documents as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC: our Annual Reports on Form 10-K; our proxy statements for our annual and special stockholder meetings; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; Forms 3, 4 and 5 and Schedules 13D; and amendments to those documents. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the Public Reference Room and its copy charges.
We are “incorporating by reference” into this registration statement specific documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this registration statement. Information that we file subsequently with the SEC will automatically update and supersede this information. This registration statement is part of a registration statement filed with the SEC.
We incorporate by reference into this registration statement the following documents filed by us with the SEC, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of the offering of all of the securities covered by this registration statement has been completed including all such documents filed after the date of the initial registration statement and prior to effectiveness of the registration statement.

SEC Filing (File No. 001-41027)	Period Covered or Date of Filing
Annual Report on Form 10-K	Year Ended December 31, 2022
Definitive Proxy Statement on Schedule 14A, filed with the SEC on May 1, 2023 (solely with respect to those portions incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022);

Current Reports on Form 8-K since the end of the fiscal year December 31, 2022	Filed on January 18, 2023, February 22, 2023, February 28, 2023 and March 9, 2023
The description of our securities contained in our registration statement on Form 8-A (File No. 001-41027) filed with the SEC including any amendment or report filed for purpose of updating such description.	November 5, 2021
We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
We will furnish without charge to each person, including any beneficial owner, to whom a registration statement is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. Any such request may be made by writing or calling us at the following addresses or phone number:
Perimeter Solutions, SA
8000 Maryland Avenue, Suite 350
Clayton, Missouri 63105
Phone: (314) 396-7343
or
Perimeter Solutions, SA
12E, rue Guillaume Kroll,
L-1882 Luxembourg,
Grand Duchy of Luxembourg

Exhibits to a document will not be provided unless they are specifically incorporated by reference in that document.
We maintain an internet website at http:// www.perimeter-solutions.com, which contains information relating to us and our business. We do not incorporate the information on our internet website by reference.
You should rely only on the information contained in and incorporated by reference into this registration statement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information in this registration statement or incorporated by reference into this registration statement is accurate as of any date other than the date on the front of the respective document. Our business, financial condition, results of operations and prospects may have changed since that date.
The information in this registration statement may not contain all of the information that may be important to you. You should read the entire registration statement, as well as the documents incorporated by reference into this registration statement, before making an investment decision.

Perimeter Solutions, SA
Up to 8,460,860 Ordinary Shares Issuable Upon the Exercise of Warrants and 126,097,150 Ordinary Shares Offered by Selling Securityholders
PROSPECTUS
May 5, 2023

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of common stock being registered hereby.

SEC registration fee	$ 46,706
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	10,000
Printing Expenses	25,000
Miscellaneous Expenses	10,000
Total	$ 166,706
Item 15. Indemnification of Directors and Officers.
Article 441-8 of the 1915 Law provides that the directors shall not incur any personal obligation by reason of the commitments of the company.
Article 441-9 of the 1915 Law provides that the directors, the members of the management committee and the managing executive officer shall be liable to the company in accordance with general law for the execution of the mandate given to them and for any misconduct in the management of the company’s affairs. The directors and members of the management committee shall be jointly and severally liable towards either the company or any third parties for damages resulting from this violation of the 1915 Law or the company’s articles of association. The directors and members of the management committee shall be discharged from such liability in the case of a violation to which they were not a party provided no misconduct is attributable to them and they have reported such violation, as regards members of the board of directors, to the first general meeting and, as regards members of the management committee, during the first meeting of the board of directors after they had acquired knowledge thereof.
The Articles provide that directors of Perimeter are not held personally liable for the indebtedness or other obligations of Perimeter. As agents of Perimeter, they are responsible for the performance of their duties. Subject to the exceptions and limitations listed in the Articles and mandatory provisions of law, every person who is, or has been, a director or officer of Perimeter (and his or her heirs, executors and administrators) shall be indemnified by Perimeter to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by such person in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his or her being or having been a director or officer of Perimeter, or, at the request of Perimeter, of any other company of which Perimeter is a shareholder or creditor and by which he is not entitled to be indemnified, and against amounts paid or incurred by him or her in the settlement thereof. The words “claim,” “action,” “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities. However, no indemnification shall be provided to any director, officer or shareholder of Perimeter (i) against any liability by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office (ii) with respect to any matter as to which he or she shall have been finally adjudicated to have acted in bad faith and not in the interest of Perimeter or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by the board of directors of Perimeter.
The Articles provide that the right of indemnification provided by such Articles shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained in such Articles shall affect or limit any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law. Perimeter shall specifically be entitled to provide contractual indemnification to and may purchase and maintain insurance for any corporate personnel, including directors and officers of Perimeter, as Perimeter may decide upon from time to time.

In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers, which provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 16. Exhibits.
(a)    Exhibits.

Exhibit Number		Incorporated by Reference
	Description	Form	Exhibit	Filing date
2.1	Business Combination Agreement, dated as of June 15, 2021, among EverArc Holdings Limited, SK Invictus Intermediate S.à r.l., Perimeter Solutions, SA, EverArc (BVI) Merger Sub Limited and SK Invictus Holdings, S.à r.l.	S-4	2.1	September 1, 2021
3.1	Articles of Association of Perimeter Solutions, SA.	S-1/A	3.2	November 10, 2021
4.1	Specimen Perimeter Solutions, SA Ordinary Share Certificate.	S-4/A	4.1	October 25, 2021
4.2	Specimen Perimeter Solutions, SA Warrant Certificate.	S-4/A	4.2	October 25, 2021
4.3	Perimeter Solutions, SA Warrant Instrument.	S-1/A	4.4	November 10, 2021
4.4	Indenture, dated as of October 22, 2021 between EverArc Escrow S.à r.l. and U.S. Bank National Association.	S-4/A	4.5	October 25, 2021
5.1	Opinion of Maples and Calder (Luxembourg) SARL.
21.1	Subsidiaries of Perimeter Solutions, SA.	10-K	21.1	March 1, 2023
23.1	Consent of BDO USA, LLP.
23.2	Consent of Maples and Calder (Luxembourg) SARL (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page to this registration statement).
107	Calculation of Filing Fee Table.	S-3	107.1	March 15, 2023

Item 17. Undertakings.
(a)     The undersigned registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (ii), and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)    Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
(B)    Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri on May 5, 2023.

Perimeter Solutions, SA By: /s/ Haitham Khouri Name: Haitham Khouri Title: Chief Executive Officer

POWER OF ATTORNEY
The undersigned directors and officers of Perimeter hereby appoint Haitham Khouri as attorney-in-fact for the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and supplements to this registration statement on Form S-3 and any and all related registration statements pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact and agent, or its substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Haitham Khouri Haitham Khouri	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2023
/s/ Charles Kropp Charles Kropp	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 5, 2023
/s/ W. Nicholas Howley W. Nicholas Howley	Co-Chairman of the Board	May 5, 2023
/s/ William N. Thorndike, Jr. William N. Thorndike, Jr.	Co-Chairman of the Board	May 5, 2023
/s/ Edward Goldberg Edward Goldberg	Director	May 5, 2023
/s/ Vivek Raj Vivek Raj	Director	May 5, 2023
/s/ Tracy Britt Cool Tracy Britt Cool	Director	May 5, 2023
/s/ Sean Hennessy Sean Hennessy	Director	May 5, 2023
/s/ Robert Henderson Robert Henderson	Director	May 5, 2023
/s/ Bernt Iversen II Bernt Iversen II	Director	May 5, 2023